Exhibit 10.39

June 14, 2005

Ric Florell

6026 Jamestown Park

Orlando, FL 32819

Re: Employment Agreement – Option

Dear Ric:

Pursuant to your Employment Agreement dated June 26, 2002 under which you have been employed as Senior Vice President and General Manager, Resort Revenue Operations, we hereby exercise our option to extend the term for two (2) years, commencing on December 4, 2005 and continuing until December 3, 2007 such employment to be on all the same terms and conditions presently applicable to your employment.

Please acknowledge your receipt of this letter and agreement to the foregoing additional term of your Employment Agreement by signing and returning one original of this letter to me.

Very truly yours,

UNIVERSAL ORLANDO

By: John Sprouls

ACKNOWLEDGED AND AGREED:

/s/ Ric Florell
Ric Florell	Date